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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN COLOR GRAPHICS REPORTS SECOND QUARTER FISCAL YEAR 2006 RESULTS

BRENTWOOD, TN, November 8, 2005 - ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the "Company"), today reported financial results for the second fiscal quarter and the six months ended September 30, 2005.

The Company reported revenues of $105.5 million for the quarter and $213.7 million for the six-month period ended September 30, 2005 versus revenues of $106.6 million and $217.4 million in the comparable periods of the prior year.

Consolidated earnings before net interest expense, income tax expense, depreciation and amortization ("EBITDA") in the second quarter increased 5% to $10.1 million versus $9.5 million last year and was $21.8 million for both the six-month periods ended September 30, 2005 and 2004. Included in the current year six-month period EBITDA was $0.6 million of non-recurring costs including
(1) $0.4 million related to final closure expenses of the Pittsburg, California print facility which we were unable to accrue as part of restructuring costs and
(2) $0.2 million associated with the consolidation of our two New York premedia facilities.

The Company recorded a consolidated net loss in the second quarter of $4.2 million as compared to a net loss of $3.5 million in the prior year. Through the six months, the Company has recorded a net loss of $6.6 million versus a net loss of $5.7 million in the comparable period of the prior year.

Stephen M. Dyott, Chairman and Chief Executive Officer of American Color Graphics, Inc. stated, "I am pleased with our second quarter results. Under very difficult market conditions, our EBITDA rose 5% versus the same quarter last year, and our unit volume in our print operations rose by 6%. This year-over-year volume growth was realized even though we no longer have our Pittsburg, California printing facility. Volume also rose in our Premedia business. Pricing continues to deteriorate in the insert market because of aggressive competitive activity related to modest excess industry capacity. We have been successful in offsetting that income deterioration with significant cost reduction efforts."

The Company ended the second fiscal quarter with total debt of $326.0 million and overnight cash investments of $3.1 million for a net debt position of $322.9 million versus a comparable position of $310.0 million at the end of Fiscal Year 2005, representing an increase in debt of $12.9 million during the six-month period. In addition to the $21.8 million of reported EBITDA, other sources and uses of cash during the six-month period included (1) net cash interest payments of $16.4 million, including interest payments on the Notes of $14.0 million, (2) cash capital expenditures of $4.3 million, (3) pension contributions of $5.4 million, (4) cash restructuring payments of $2.9 million, (5) cash taxes of $0.1 million and (6) working capital and other balance sheet net cash uses of $5.6 million.

On September 30, 2005, the Company had no borrowings outstanding under its 2005 Revolving Credit Facility and had letters of credit outstanding of $26.9 million. As a result, the Company had additional borrowing capacity at September 30, 2005 under this facility of $28.1 million. In addition



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to this borrowing availability, the Company had overnight cash investments on
September 30, 2005 of approximately $3.1 million.

At September 30, 2005, the Company was in compliance with the covenant requirements set forth in the 2005 Credit Agreement.


Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's operating performance as it removes the non-operating components of interest, taxes, depreciation and amortization from the managed operational results of our business. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income (loss) as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

The following table reconciles EBITDA to net loss for the periods indicated (in millions):

                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                        SEPTEMBER 30,                      SEPTEMBER 30,
                                                 -------------------------          ------------------------
                                                  2005                2004          2005               2004
                                                 -------              ----          -----              -----
EBITDA                                           $  10.1               9.5           21.8               21.8
    Depreciation and amortization                   (4.9)             (5.8)          (9.9)             (11.6)
    Interest expense, net                           (9.5)             (8.5)         (18.5)             (16.9)
    Income tax benefit (expense), net                0.1               1.3             --                 1.0
NET LOSS                                         $  (4.2)             (3.5)          (6.6)              (5.7)




The Company

ACG Holdings, is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.

American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, storage, transmission and distribution of images.


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Forward Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Wednesday, November 9, 2005. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-455-0042 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 210-234-0003 and the pass-code confirmation # is 3770377.

An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 866-435-5413. The audio replay dial-in number for participants outside the United States is 203-369-1032.

The financial information discussed on that call can be accessed at http://www.americancolor.com.


Contact:

American Color Graphics, Inc.
Patrick W. Kellick   615-377-7430




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